
   Schedule of Year-To-Date Principal and Interest Distributions
                           to
                  Certificateholders
                                                                              Ending
Class                   Interest             Principal      Losses           Balance
A1                    10,631,194.39      14,347,966.25         0.00        300,652,033.75
A2                     6,760,761.02       9,548,884.40         0.00        190,451,115.60
R                        795,045.66               0.00         0.00                  0.00
X1                     6,228,517.86               0.00         0.00                  0.00
X2                     3,712,321.19               0.00         0.00                  0.00
